Exhibit 10.3

CONSULTING SERVICES AGREEMENT

This CONSULTING SERVICES AGREEMENT (“Agreement”) is made as of June 21, 2024 (the “Effective Date”), by and among HOF Village Newco, LLC (the “Company”), and Tara Charnes (Consultant”).

WHEREAS, Consultant, on June 17, 2024, notified the Company and its parent company Hall of Fame Resort & Entertainment Co. of her resignation from the office of General Counsel and Corporate Secretary effective as of August 31, 2024 (“Resignation Effective Date”);

WHEREAS, the Company through its President and Chief Executive Officer and the Board of Directors of Hall of Fame Resort & Entertainment Co. desires to engage Consultant for consulting services to the Company, and Consultant agrees to provide such consulting services in accordance with the terms and conditions of this Agreement;

NOW, THEREFORE, for and in consideration for the mutual covenants and promises contained in the Agreement, the engagement of Consultant and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Scope of Agreement.

1.1	As of the Resignation Effective Date, the Company hereby engages Consultant, and Consultant accepts the engagement as an independent contractor, and agrees Consultant will perform such services on an as needed basis as directed by the Company’s President and Chief Executive Officer and any interim or successor General Counsel for up to 25 hours per month (the “Consulting Services”). Such Consulting Services shall include assisting with the transition, supporting special projects and strategic initiatives, aiding in knowledge-share to senior executive and legal staff, and being reasonably available to answer questions from senior executives and legal staff. The parties may mutually agree to exceed the 25 hour cap in any given month in which case the additional hours will be compensated at the rate of $400 per hour.

1.2	Consultant shall provide the Consulting Services with a reasonable degree of care that is consistent with the care used by Consultant in providing similar services in the ordinary course of business.

1.3	Consultant acknowledges that the Company has no obligation to use Consultant for any particular Consulting Services and that all Consulting Services rendered are on as-needed basis if and when requested by the Company.

2. Consulting Consideration.

2.1	The Company shall pay the Consultant a monthly consulting fee equal to $10,000, for each month in which the Consultant is providing Consulting Services, until the earlier of the Expiration Date or termination of this Consulting Agreement. Such consulting fee shall be payable monthly in arrears on the last day of each month or as otherwise agreed between the parties. Additionally, Consultant will receive the remainder of Consultant’s 2023 annual bonus and continuation of medical, dental and vision benefits through the Expiration Date. The Company shall reimburse Consultant for reasonable, necessary and documented business expenses incurred by the Consultant in connection with providing the Consulting Services, provided that such expenses must be consistent with Company policies applicable to reimbursement of business expenses.

2.2	Consultant acknowledges that Consultant will receive an IRS Form 1099 from the Company and Consultant will be solely responsible for all federal, state, and local taxes with respect to the payments and benefits provided hereunder.

2.3	The parties further affirm that Consultant’s right to any restricted stock units scheduled to vest after Resignation Effective Date shall continue according to existing vesting schedule.

2.4	The parties further agree that the monthly consulting fee is reasonable and at fair market value. The Parties acknowledge that the Company may be required to publicly disclose certain terms of this Consulting Agreement including the identity of Consultant, the nature of the Consulting Services performed and any payment or other transfer of value provided to Consultant under this Agreement.

3. Relationship of the Parties

3.1	Consultant shall perform under this Agreement as an independent contractor and not as an employee of the Company. This Agreement will not be construed to create any association, partnership, joint venture, employment or agency relationship between Consultant and the Company or the Company for any purpose. As an independent contractor, Consultant’s fees are limited to those set forth in Section 2.1 and Consultant shall not participate in any benefit or other plans that the Company maintains for its employees, except for the continuation of medical, dental and vision benefits as set forth above.

3.2	Consultant shall have no authority to assume or create any obligation or liability on the Company. Consultant will not be covered by the Company’s workers’ compensation policy and agrees that the Company will have no responsibility to the Consultant in the event the Consultant experiences any injury or illness in connection with the performance of the Consulting Services.

3.3	The Company shall not withhold any taxes in connection with the compensation paid to Consultant and Consultant shall be solely responsible for the payment of taxes on Consultant’s compensation earned under this Agreement.

3.4	Unless otherwise approved by the Company in writing, Consultant is prohibited from entering into a contract with or otherwise utilizing (on behalf of the Company and/or Consultant) any agents, contractors, or other third-parties in order to fulfill the Consulting Services.

4. Term; Termination.

4.1	Term. This Agreement shall commence on September 1, 2024 and end on December 31, 2024 (the “Expiration Date”) unless terminated earlier pursuant to Section 5.2 below, subject to extension by mutual agreement of the parties.

4.2	Termination

(a)	Either party may terminate this Agreement immediately upon written notice to the other for any breach of a provision of this Agreement (a “Material Breach”). Termination shall be effective immediately and automatically upon such notice. Consultant shall not be deemed to have breached this Agreement unless the Company has provided Consultant with written notice detailing such breach and provided Consultant with a reasonable opportunity to cure such breach (if curable).

(b)	The Agreement will terminate immediately upon the death or disability of the Consultant. For purposes of this Agreement, “Disability” shall mean disability or incapacitation of Consultant for a period of one month or longer that renders Consultant unable to perform Consultant’s duties under the Agreement.

(c)	Upon notice of termination, Consultant shall inform the Company of the extent to which performance has been completed and shall immediately take steps to wind down any work in progress.

(d)	If the Company terminates this Agreement pursuant to the terms hereof, any and all obligations it may otherwise have under this Agreement shall cease immediately except that the Company agrees to pay Consultant the accrued but unpaid fees and approved expenses due at the time of termination.

(e)	Any provisions of this Agreement which by their terms impose continuing obligations on the parties shall survive the expiration or termination of this Agreement

5. Confidentiality.

5.1	For purposes of this Agreement, “Confidential Information” shall mean each of the following: (a) any information or material proprietary to the Company; (b) any information not generally known by non-Company personnel (other than persons subject to confidentiality); (c) any information which Consultant should know the Company would not care to have revealed to others; (d) any information which Consultant makes, conceives or develops during Consultant’s provision of Consulting Services hereunder; and (e) any information which the Company obtains from another party and which the Company treats as proprietary. The failure to mark information as confidential shall not affect its status as part of the Confidential Information hereunder.

No information shall be considered to be Confidential Information if such information: (a) has become public knowledge through legal means without fault by either party; (b) is already public knowledge prior to its disclosure; (c) is known to Consultant prior to its disclosure and such knowledge is evidenced in writing; or (d) has been furnished to a third party by the Company without restriction on such third party’s ability to disclose such information.

5.2	Consultant shall hold in confidence and shall not, except in the course of performing hereunder, at any time during or after termination of Consultant’s relationship with the Company, (a) directly or indirectly reveal, report, publish, disclose or transfer the Company’s Confidential Information to any person or entity or (b) use any Confidential Information for any purpose other than for the benefit of the Company.

5.3	All Confidential Information shall remain the exclusive property of the Company and nothing contained in this Agreement shall be construed as granting a license to use such Confidential Information for reasons unrelated to this Agreement.

5.4	The obligations of confidentiality and non-use set forth in this Agreement shall continue for three (3) years from the termination of this Agreement, or until such Confidential Information no longer qualifies as confidential, whichever is earlier. Notwithstanding the foregoing, any Confidential Information that qualifies as a “trade secret” under applicable law shall remain subject to obligations of confidentiality for so long as such information retains its status as a trade secret.

6. Ownership of Information.

6.1	For purposes of this Agreement, “Work Product” shall mean all copyrights, patents, trade secrets or other intellectual property rights associated with any ideas, techniques, inventions or works of authorship developed or created by Consultant during and within the scope of the performance of Consulting Services hereunder.

6.2	All Confidential Information and Work Product shall belong exclusively and without additional compensation to the Company.

6.3	All Work Product shall be considered “work made for hire” for the Company and Consultant irrevocably assigns and transfers to the Company all right, title and interest it may have in such Work Product. Upon request of the Company and at the Company’s reasonable expense, Consultant shall take such further actions, including execution and delivery of instruments of conveyance, necessary to obtain legal protection in any country for such Work Product and for the purpose of vesting title thereto in the Company.

7. Indemnity. Each party agrees to indemnify and hold harmless the other party, its successors and assigns, and its directors, officers and employees from and against all taxes, losses, damages, liabilities, costs and expenses, including attorneys’ fees and other legal expenses, arising directly or indirectly from or in connection with (i) any reckless or intentionally wrongful act of the indemnifying party or the indemnifying party’s assistants, employees or agents, (ii) any breach by the indemnifying party or the indemnifying party’s, employees or agents of any of the covenants contained in this Agreement, (iii) the alleged failure by an indemnifying party or of the indemnifying party’s affiliates to comply with any governmental and/or other laws, statutes, ordinances, rules, and/or regulations, or (iv) any violation or claimed violation of a third party’s rights resulting in whole or in part from the indemnifying party or the indemnifying party’s affiliates use of the Work Product.

8. Miscellaneous

8.1	Assignment. Neither this Agreement nor any right or obligation hereunder may be assigned without the prior written consent of both parties.

8.2	Entire Agreement. The provisions of this Agreement contain the entire agreement between the Parties and supersede all prior agreements and understandings relating to the subject matter hereof.

8.3	Modifications. No modification of any of the terms and conditions of this Agreement shall be effective unless such modification is expressed in writing and executed by each of the parties hereto.

8.4	Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without reference to principles of conflicts of law. Any suit or action filed or otherwise commenced in connection with this Agreement must be filed and litigated in an appropriate court located in the City of Canton, Ohio (provided, however, that if the suit or action involves a claim for which federal courts have exclusive jurisdiction, then such suit or action must be filed in the U.S. District Court for the Northern District of the State of Ohio in Akron, Ohio), or such other venue as deemed appropriate.

8.5	Counterparts. This Agreement may be executed in multiple counterparts, and on separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

8.6	Waiver. Any failure by either Party to insist upon the performance of a provision of this Agreement shall not constitute a waiver of any other right of either Party which the Party may have under this Agreement. Any such waiver can only be made in writing signed by the Party against whom enforcement of such waiver is sought.

8.7	Severability. In the event that any provision of this Agreement is held invalid or unenforceable for any reason by a court of competent jurisdiction, such provision or part thereof shall be considered separate from the remaining provisions of this Agreement, which remaining provisions shall remain in full force and effect. Such invalid or unenforceable provision shall be deemed revised to effect, to the fullest extent permitted by law, the intent of the Parties as set forth herein.

IN WITNESS WHEREOF, the parties have caused this Agreement to be made and executed by duly authorized officers as of the Effective Date.

HOF Village Newco, LLC

By:	/s/ Michael Crawford	By:	/s/ Tara Charnes
Name:	Michael Crawford	Name:	Tara Charnes
Title:	President and Chief Executive Officer